AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 19th day of June, 2007, to the Transfer Agent Servicing Agreement, dated as of June 22, 2006, as amended, (the "Transfer Agent Agreement"), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), on behalf of its separate series, the TCM Small Cap Growth Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Agreement; and

WHEREAS, the parties desire to amend said Transfer Agent Agreement to add the TCM Small-Mid Cap Growth Fund, effective June 29, 2007; and

WHEREAS, Section 12 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit O is hereby superseded and replaced with Exhibit O attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED	U.S. BANCORP FUND SERVICES, LLC
PORTFOLIOS

By: /s/ Robert M. Slotky	By: /s/ Michael R. Mc Voy

Name: Robert M. Slotky	Name: Michael R. McVoy

Title: President	Title: Sr. Vice President